Exhibit 99.1

FleetCor Announces Secondary Offering by Selling Stockholders

NORCROSS, Ga., September 10, 2013 — FleetCor Technologies, Inc. (NYSE: FLT) today announced that selling stockholders have agreed to sell 2.75 million shares of FleetCor common stock in an underwritten offering. FleetCor will not sell any shares in the offering and will not receive any proceeds from the offering.

Goldman, Sachs & Co. will act as sole underwriter for the offering.

A shelf registration statement (including prospectus) relating to the shares is effective with the Securities and Exchange Commission. Before you invest, you should read the prospectus and other documents filed with the Securities and Exchange Commission for more complete information about FleetCor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement, when available, may be obtained from Goldman, Sachs & Co. by contacting Goldman, Sachs & Co. at Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About FleetCor

FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a commercial customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, Europe, Australia and New Zealand.

Contact:

Investor Relations

investor@fleetcor.com

770-729-2017